EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that this Amended Schedule 13D dated August 26, 2008 relating to the common stock of Pacific Health Care Organization, Inc. shall be filed on behalf of the undersigned.

Date: August 26, 2008	By:	/S/ Tom Kubota
Tom Kubota

Nanko Investments, Inc.

Date: August 26, 2008	By:	/S/ Tom Kubota
Tom Kubota
President